Empirical Investment Funds
                     Amendment No. 1 to Amended and Restated
                              Declaration of Trust



     Pursuant to Article VIII, Section 4 of the Amended and Restated Declaration of Trust of Empirical Investment Funds, and effective upon the execution of this document, the undersigned, being a majority of the Trustees of the Trust, hereby amend the Amended and Restated Declaration of Trust by replacing Article III,
Section 4 in its entirely with the following:

                This Declaration of Trust may be restated and/or amended at any time by an instrument in writing signed by a majority of the then Trustees or by a majority of the then Trustees, by resolution approved at a meeting of the Trust's Board of Trustees. The approval of the Trust's Shareholders will not be required with respect to any such restatement or amendment unless (i) such approval is mandated by applicable state law or by the 1940 Act; or (ii) such restatement or amendment is found by a majority of the Trustees, in their sole discretion and by resolution, to adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable. Any such restatement and/or amendment hereto shall be effective immediately upon execution and approval or upon such future date as may be stated therein. The Certificate of Trust of the Trust may be restated and/or amended by a similar procedure, and any such restatement and/or amendment shall be effective immediately upon filing with the Office of the Secretary of State of the State of Delaware or upon such future date as may be stated therein.

      This document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



Date:    5-18-98                                  By:     /s/ Kaye Anderson-Kerr

Date:    5-28-98                                       By:     /s/  Reza Jalaili
Bidgoli

Date:                                             By:
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